Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of MidCarolina Bank

Burlington, North Carolina

We consent to the incorporation by reference in the Registration Statements for American National Bankshares, Inc. (No. 333-164977 on Form S-3, No. 333-174473 on Form S-3D, No. 333-151277 on Form S-8, and No. 333-35783 on Form S-8) of our report dated March 15, 2011, relating to our audit of the consolidated financial statements of MidCarolina Financial Corporation and Subsidiary as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, included in this Form 8-K/A.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
July 29, 2011